Exhibit 99.1

Pinterest Q3 2021 Letter to Shareholders
November 4, 2021
Q321 Highlights
•Q3 revenue grew 43% year over year to $633 million. We saw increased demand from large retail advertisers, as well as growth in our international business.
•Our global Monthly Active Users (MAUs) grew 1% year over year to 444 million. Our growth was primarily impacted by engagement headwinds as the pandemic continues to unwind in the U.S. and in international markets.
•Our Q3 GAAP net income was $94 million or 15% of revenue. Our Q3 Adjusted EBITDA1 was $201 million or 32% of revenue.
Q321 Business Highlights
Before we dive into the details of the quarter, let's review our most important priorities as a business. We are currently pursuing a dual strategy focused on driving inspiration and action, which are at the heart of our mission.
Pinterest has been inspiring people for many years, but we believe our new video-first native content format, Idea Pins, can drive deeper and more frequent engagement on the platform over the long term. Creator-driven content has proven to be an engine for engagement on other platforms, but Idea Pins offer differentiated value to both Creators and Pinners because they are designed to inspire action rather than simply to entertain. We are still extremely early in this effort, but we already see some initial signs of traction and believe that this investment can drive more engagement and be revenue-accretive in the long term. More details about Q3 launches in the Creator ecosystem are provided below.
At its best, inspiration leads to action. Specifically, purchases often help make dreams come to life, so we’ve been working to make Pinterest more shoppable. Even though we’ve made progress over the past two years, we’re still relatively early in this journey. Q3 shopping launches and milestones are detailed below, but at a high level, we’re investing in making it easier for Pinners to discover and buy products with better inventory selection and more shopping-specific surfaces. We believe that more shopping engagement on Pinterest could create a big opportunity for advertisers seeking sales on our platform, so we’re also retooling our ad platform to create higher value specifically for mid-market and SMB advertisers who want to drive purchases.
Right now, our dual strategy to drive both inspiration and action on Pinterest is playing out in the context of the evolving COVID-19 pandemic. During pandemic lockdowns, we had high levels of engagement when many people were stuck in their homes. As lockdowns eased, people have embraced life outside their homes, a trend that caused a dramatic decline of our year-over-year growth rate of monthly active users (MAUs) in Q2 and Q3, as consumer preferences shifted away from our core at-home use cases. Looking beyond the COVID-19-driven volatility, our current view on the long-term opportunity to grow our user base, both in the US and globally, remains unchanged from what it was before the pandemic.
The pandemic is also impacting our revenue. We achieved strong 43% year-over-year revenue growth in Q3, but our momentum was slowed by lower demand in one of our largest verticals, Consumer Packaged Goods (CPG). We believe this lower demand was largely due to COVID-related issues, including supply-chain disruptions, inventory and labor shortages, and rising commodity prices.
The COVID-19 pandemic has impacted our business, but it has not changed our core priorities nor the magnitude of the opportunity we see ahead of us to bring everyone the inspiration to live lives they love and to create value for the merchants and advertisers who help Pinners act on their inspiration.
1 This non-GAAP financial measure excludes share-based compensation (SBC), depreciation and amortization expense, interest income, interest expense and other income (expense), net, provision for income taxes, non-cash charitable contributions and, for the third quarter of 2020, a one-time payment for the termination of a future lease contract. For more information on this, please see “About non-GAAP financial measures.”

Pinner Experience
Engagement
Pinterest continued to face MAU headwinds during Q3, primarily due to a continuation of the trend we saw in Q2 — namely, less engagement in some of our core use cases, including home decor, cooking and DIY, as people around the world enjoyed post-lockdown life outside their homes. Pent-up consumer demand for out-of-home activities drove growth in other core Pinterest use cases such as women’s fashion and beauty, but these gains did not offset the lower volume of engagement in at-home use cases during Q3 on a year-over-year basis. We believe the return to in-person school also caused Gen Z MAUs to grow at a much slower rate in Q3 2021 than they did in Q3 2020 (when most classrooms were remote), so engagement from this demographic group was less of a tailwind than in prior quarters. Furthermore, lower search traffic (driven by Google’s algorithm change in late June and its mobile-indexing change in early August) was an additional headwind to Q3 MAUs on a year-over-year basis, particularly in emerging international markets, where we expect the headwind to persist. Finally, we’re continuing to monitor the impact of time spent on competitive platforms.
Despite these challenges, we saw resilience in certain types of engagement that give us confidence that our core value proposition for Pinners is intact and that our long-term strategic goals are on track. MAUs using our mobile apps (who account for a significant majority of our impressions and ad revenue) continued to show relative strength vs. total MAUs; during Q3, US mobile app MAUs declined by a low single-digit percentage year over year, while international mobile app MAUs grew double-digits year over year. Shopping engagement remains robust, with the number of Pinners engaging with shopping surfaces up more than 20% quarter over quarter and up 60% year over year.
Shopping
In Q3, we saw continued momentum in our ongoing efforts to make Pinterest more shoppable. We expanded our shopping features to seven new markets: Italy, Spain, Netherlands, Austria, Switzerland, Brazil and Mexico. We also made progress in growing our reliable product Pins. Catalogs on the platform continue to grow following our launch of the multi-feed catalog tool in Q2, and we are investing in complementing our catalog tool with a real-time API to help merchants maintain accurate product metadata.
We believe it became easier than ever to discover and shop for products on Pinterest during Q3. Overall product searches were up over 100% year over year, and searches on the Shop tab by Gen Z Pinners have increased over 200% year over year. Our new shopping list feature for boards is seeing traction, and our price drop notifications are opened at a high rate. Finally, we began testing a more seamless checkout experience in the US in Q4.
Inspiring content
We continue to expand our efforts around native content with Idea Pins and Creators. We believe Creators will be an important component of our Pinner experience going forward, and we are making investments on this front. We hosted our 2nd Annual Creator Festival on October 20th and made several announcements, including the Creator Hub (a one-stop-shop for tools, tips and insights for Creators) and Creator Rewards (our first in-product monetization for U.S. Creators).
For Pinners, we have made it easier to discover, follow and engage with Creator content. We launched the Watch Tab on the home feed in October — with the updated home feed, Pinners can browse through their recommended Pins as usual or view Idea Pins in a full-screen experience through the Watch Tab. We’re encouraging deeper Pinner engagement with Idea Pins in several ways. In August, it became possible for any Pinner to create an Idea Pin. We also recently introduced “Takes,” a new way for people to respond to a Creator's idea with their own Idea Pin. We launched Pinterest TV, which offers live, original episodes featuring creators. Finally, as Pinterest continues to make Idea Pins more shoppable, it’s integrating them with Try-on, a way for Pinners to virtually try on lipstick or eyeshadow before they make a purchase decision.
Brands are becoming a bigger part of the Creator story too. We are currently testing a paid partnership tool, and we recently expanded Creators’ ability to tag products and receive affiliate commissions from brands, a first step towards stitching together our Creator and shopping strategies.

Pinterest for Business
Helping advertisers succeed
We continue to make strides on our automation roadmap, and we believe we still have a lot of runway in this area. Campaign Budget Optimization (CBO) rolled out for three more objectives: shopping, conversions and awareness. There are many more initiatives we plan to take in 2022 to further optimize spend and help advertisers reach their goals. A few of these levers include: making our autobidders more efficient, experimenting with automation to improve and simplify targeting and campaign setup, and further leverage our taste graph to provide unique value to advertisers based on Pinner intent.
New Formats
We believe Pinterest can provide unique value to advertisers given the mindset a Pinner is in when they come to our platform. We plan to continue to invest to help advertisers realize this. First, we’ve been innovating on our shopping ads format, including Slideshow for collections to enable advertisers to use existing content to easily create immersive, engaging video-like experiences. Second, we are complementing our Creators initiative with the Idea Ad format, a full screen immersive video format that allows Creators and brands to engage with audiences in new ways. While still early, we’ve seen that the launch of Idea Pins has driven more Pinners to visit & follow a merchant’s profile.

Q321 Financial Highlights
Q3 revenue grew 43% year over year to $633 million. Strength came from increased demand from large retail advertisers and rapid growth in our international business, but offset by weakness among CPG advertisers, who are feeling the effects of a variety of macroeconomic forces. Our Monthly Active Users (MAUs) grew 1% year over year to 444 million. We believe the deceleration in growth was primarily attributable to a continuation of the pandemic unwind. Our Q3 GAAP net income was $94 million or 15% of revenue. Non-GAAP net income2 was $191 million and our Adjusted EBITDA1 was $201 million or 32% of revenue.
Users
Global MAUs at quarter-end were 444 million, representing growth of 1% year over year. We believe the slowdown in growth in Q3 was due to the continued pandemic unwind in the U.S. and in international markets which caused weakness in our core at-home use cases, Gen Z returning back to school, and search algorithm changes. By region:
•U.S. MAUs were 89 million, a decrease of 10% year over year compared to 98 million in the same period of the previous year.
•International MAUs were 356 million, an increase of 4% year over year in comparison to the 343 million in the same period of the previous year.
Revenue
Total revenue was $633 million, an increase of 43% year over year compared to Q3 2020. Q3 revenue growth was driven by advertiser demand from large retailers and international marketers. Improved budget utilization was also a tailwind as we continued to make progress on our automation roadmap, including the launch of CBO for more ad objectives. These trends were offset by weak demand from CPG advertisers, who were impacted by supply chain issues, rising commodity prices, and inventory and labor shortages.
By region3:
•Total U.S. revenue was $498 million, an increase of 33% year over year. U.S. revenue increases were driven by ARPU.
•Total international revenue was $135 million or 21% of revenue, an increase of 96% year over year and compared to 16% of revenue in Q3 2020. International revenue increase was driven primarily by ARPU.
ARPU
Global ARPU grew 37% year over year to $1.41, compared to $1.03 in Q3 2020. The expansion in global ARPU was driven primarily by advertising demand. By region:
•U.S. ARPU was $5.55, an increase of 44% year over year.
•International ARPU was $0.38, an increase of 81% year over year. International ARPU remains in the early stages as we continue to build our sales coverage, expand our advertiser base, increase our shoppable content, and execute on our strategy to provide relevant ads to our users in regions outside of the U.S.
Expenses
Total costs and expenses were $534 million, including $97 million of share-based compensation (SBC) and amortization of acquired intangible assets. Our total costs and expenses decreased 1% year over year. Total non-GAAP costs and expenses2 were $438 million, representing 69% of revenue compared to 81% of revenue in the year-ago quarter. Our non-GAAP costs and expenses grew 22% year over year. The growth reflects an increase in marketing, headcount, and outside services. Our income from operations totaled $98 million, or 16% of revenue,
2 This non-GAAP financial measure excludes SBC, amortization of acquired intangible assets, non-cash charitable contributions and, for the third quarter of 2020, a one-time payment for the termination of a future lease contract. For more information on this, please see “About non-GAAP financial measures.”
3 Revenue is geographically apportioned based on our estimate of the geographic location of our users when they perform a revenue-generating activity. US and international may not sum to Global due to rounding. This allocation differs from our disclosure of revenue disaggregated by geography in the notes to our condensed consolidated financial statements where revenue is geographically apportioned based on our customers’ billing addresses.

compared to a loss of $(97) million and (22)% for the same period in 2020. Non-GAAP income from operations2 was $195 million, or 31% of revenue, compared to income of $84 million, or 19% for the same period in 2020.
Costs and expenses
Cost of revenue was $127 million or 20% of revenue, down from 25% in the year-ago quarter. Non-GAAP cost of revenue4 was $125 million or 20% of revenue, down from 25% of revenue in the year-ago quarter. The decline as a percent of revenue was primarily due to higher revenue and lower infrastructure rates.
Research and development expenses were $186 million, up 16% year over year. On a non-GAAP basis, expenses grew 20% year over year to $118 million. The increase was due primarily to higher headcount.
Sales and marketing expenses were $156 million, up 32% year over year. On a non-GAAP basis, expenses grew 34% year over year to $143 million. The increase was due primarily to higher marketing expenses, higher headcount, and higher consulting expenses.
General and administrative expenses were $66 million, down 56% year over year. The decrease was due primarily to a one-time payment of $90 million for the termination of a future lease contract in August 2020. This termination payment is excluded from non-GAAP expenses. On a non-GAAP basis, expenses grew 23% year over year to $52 million primarily due to higher headcount.
Net income (loss) and Adjusted EBITDA
Net income was $94 million or 15% of revenue, compared to a loss of $(94) million, or (21)% for the same period in 2020. Non-GAAP net income2 was $191 million, or 30% of revenue, compared to $87 million, or 20% for the same period in 2020.
Adjusted EBITDA1 was $201 million, or 32% of revenue, compared to the year-ago quarter Adjusted EBITDA of $93 million, or 21% of revenue. Our Adjusted EBITDA margin1 increased year over year due to contribution from revenue growth and lower costs and expenses as a percent of revenue.
Balance sheet and cash flows
•We ended the quarter with approximately $2.31 billion in cash, cash equivalents and marketable securities.
•Net cash provided by operating activities for the nine months ended September 30, 2021 was $541 million, an improvement from $(72) million net cash used in operation activities in the same period last year.
4 This non-GAAP financial measure excludes SBC and amortization of acquired intangible assets. For more information on this, please see “About non-GAAP financial measures.”

Guidance
Our current expectation is that Q4 revenue will grow in the high teens percentage range year over year. We expect our non-GAAP operating expenses to grow in the low teens quarter over quarter as we continue to invest in our business, including our native content/Creator ecosystem, and our brand marketing campaign.
As of November 2, 2021, U.S. MAUs were approximately 89 million and global MAUs were approximately 447 million5. The evolution of COVID-19 and the impact of the pandemic unwind on engagement remain unknown.
We intend to provide further detail on our outlook during the conference call.
Our key strategic priorities for 2021 remain anchored in content, Pinner experience, advertiser success and shopping. We plan to continue investing in these this year. We expect R&D efforts to continue to focus on Pinner product, ad product and measurement investments. We intend to grow our headcount further to fund our strategic initiatives. We think these investments will support long-term growth and continue to build the foundations for a scaled business over time.

Closing
We will host a Q&A webcast at 3:00pm Pacific time/ 6:00pm Eastern time today to discuss these results and our outlook. A live webcast will be available on Pinterest’s Investor Relations website at investor.pinterestinc.com. Thank you for taking the time to read our letter, and we look forward to your questions on our call this afternoon.
Sincerely,

Ben Silbermann	Todd Morgenfeld
Co-Founder, President and CEO	CFO and Head of Business Operations

5 Results, trends and outlook for the Q4 2021 period to date are preliminary, subject to change, and may not be an indication of future performance.

Forward-looking statements
This letter to shareholders may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, about us and our industry that involve substantial risks and uncertainties, including, among other things, statements about our future operational and financial performance. Words such as "believe," "project," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "plan" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: uncertainty regarding the duration and scope of the coronavirus, including its variants, referred to as COVID-19 pandemic; actions governments and businesses take in response to the pandemic, including actions that could affect levels of user engagement and advertising activity; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the impact of the COVID-19 pandemic on our planned investments, operations, expenses, revenue, cash flow, liquidity, users and engagement; our ability to attract and retain users and maintain and grow their engagement levels; our ability to provide useful and relevant content; our ability to attract creators that create relevant and engaging content; risks associated with new products and changes to existing products as well as other new business initiatives; our ability to maintain and enhance our brand and reputation; compromises in security; our financial performance and fluctuations in operating results; our dependency on online application stores’ and internet search engines’ methodologies and policies; discontinuation, disruptions or outages in authentication by third-party login providers; changes by third-party login providers that restrict our access or ability to identify users; competition; our ability to scale our business and revenue model; our reliance on advertising revenue and our ability to attract and retain advertisers and effectively measure advertising campaigns; our ability to effectively manage growth and expand and monetize our platform internationally; our lack of operating history and ability to sustain profitability; decisions that reduce short-term revenue or profitability or do not produce expected long-term benefits; risks associated with government actions, laws and regulations that could restrict access to our products or impair our business; litigation and government inquiries; privacy, data and other regulatory concerns; real or perceived inaccuracies in metrics related to our business; disruption, degradation or interference with our hosting services and infrastructure; our ability to attract and retain personnel; and the dual class structure of our common stock and its effect of concentrating voting control with stockholders who held our capital stock prior to the completion of our initial public offering. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021, which is available on our investor relations website at investor.pinterestinc.com and on the SEC website at www.sec.gov. All information provided in this letter to shareholders and in the earnings materials is as of November 4, 2021. Undue reliance should not be placed on the forward-looking statements in this letter to shareholders, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

About non-GAAP financial measures
To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we use the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses (including non-GAAP cost of revenue, research and development, sales and marketing, and general and administrative), non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share. The presentation of these financial measures is not intended to be considered in isolation, as a substitute for or superior to the financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparative purposes. We compensate for these limitations by providing specific information regarding GAAP amounts excluded from these non-GAAP financial measures.
We define Adjusted EBITDA as net income (loss) adjusted to exclude depreciation and amortization expense, share-based compensation expense, interest income, interest expense and other income (expense), net, provision for income taxes, non-cash charitable contributions and, for the third quarter of 2020, a one-time payment for the termination of a future lease contract. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue. Non-GAAP costs and expenses (including non-GAAP cost of revenue, research and development, sales and marketing, and general and administrative) and non-GAAP net income exclude amortization of acquired intangible assets, share-based compensation expense, non-cash charitable contributions and, for the third quarter of 2020, a one-time payment for the termination of a future lease contract. Non-GAAP income from operations is calculated by subtracting non-GAAP costs and expenses from revenue. Non-GAAP net income per share is calculated by dividing non-GAAP net income by diluted weighted-average shares outstanding. We use Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share to evaluate our operating results and for financial and operational decision-making purposes. We believe Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share help identify underlying trends in our business that could otherwise be masked by the effect of the income and expenses they exclude. We also believe Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater transparency with respect to key metrics we use for financial and operational decision-making. We present Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share to assist potential investors in seeing our operating results through the eyes of management and because we believe these measures provide an additional tool for investors to use in comparing our operating results over multiple periods with other companies in our industry. There are a number of limitations related to the use of Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share rather than net income (loss), net margin, total costs and expenses, income (loss) from operations, net income (loss) and net income (loss) per share, respectively, the nearest GAAP equivalents. For example, Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation of fixed assets and amortization of acquired intangible assets, although these assets may have to be replaced in the future, and share-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense and an important part of our compensation strategy.
For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the tables under "Reconciliation of GAAP to non-GAAP financial results" included at the end of this letter.

Limitation of key metrics and other data
The numbers for our key metrics, which include our MAUs and ARPU, are calculated using internal company data based on the activity of user accounts. We define a monthly active user as an authenticated Pinterest user who visits our website, opens our mobile application or interacts with Pinterest through one of our browser or site extensions, such as the Save button, at least once during the 30-day period ending on the date of measurement. Unless otherwise indicated, we present MAUs based on the number of MAUs measured on the last day of the current period. We measure monetization of our platform through our average revenue per user metric. We define ARPU as our total revenue in a given geography during a period divided by the average of the number of MAUs in that geography during the period. We calculate average MAUs based on the average of the number of MAUs measured on the last day of the current period and the last day prior to the beginning of the current period. We calculate ARPU by geography based on our estimate of the geography in which revenue-generating activities occur. We use these metrics to assess the growth and health of the overall business and believe that MAUs and ARPU best reflect our ability to attract, retain, engage and monetize our users, and thereby drive revenue. While these numbers are based on what we believe to be reasonable estimates of our user base for the applicable period of measurement, there are inherent challenges in measuring usage of our products across large online and mobile populations around the world. In addition, we are continually seeking to improve our estimates of our user base, and such estimates may change due to improvements or changes in our methodology.

PINTEREST, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value)
(unaudited)

	September 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$1,231,931	$669,230
Marketable securities	1,075,465	1,091,076
Accounts receivable, net of allowances of $6,813 and $8,811 as of September 30, 2021 and December 31, 2020, respectively	505,021	563,733
Prepaid expenses and other current assets	58,705	33,502
Total current assets	2,871,122	2,357,541
Property and equipment, net	54,445	69,375
Operating lease right-of-use assets	203,055	155,916
Goodwill and intangible assets, net	13,550	13,562
Other assets	10,618	13,065
Total assets	$3,152,790	$2,609,459
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$57,612	$49,491
Accrued expenses and other current liabilities	183,382	155,340
Total current liabilities	240,994	204,831
Operating lease liabilities	189,348	139,321
Other liabilities	24,081	22,936
Total liabilities	454,423	367,088
Commitments and contingencies

Stockholders’ equity:
Class A common stock, $0.00001 par value, 6,666,667 shares authorized, 560,728 and 530,140 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively; Class B common stock, $0.00001 par value, 1,333,333 shares authorized, 89,435 and 96,232 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	7	6
Additional paid-in capital	4,891,043	4,574,934
Accumulated other comprehensive income	627	2,480
Accumulated deficit	(2,193,310)	(2,335,049)
Total stockholders’ equity	2,698,367	2,242,371
Total liabilities and stockholders’ equity	$3,152,790	$2,609,459

PINTEREST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,
	2021	2020
Revenue	$632,932	$442,616
Costs and expenses:
Cost of revenue	126,783	112,844
Research and development	185,949	160,187
Sales and marketing	156,092	118,531
General and administrative	65,659	148,087
Total costs and expenses	534,483	539,649
Income (loss) from operations	98,449	(97,033)
Interest income	765	2,896
Interest expense and other income (expense), net	(4,765)	(51)
Income (loss) before provision for income taxes	94,449	(94,188)
Provision for income taxes	453	32
Net income (loss)	$93,996	$(94,220)
Net income (loss) per share:
Basic	$0.15	$(0.16)
Diluted	$0.14	$(0.16)
Weighted-average shares used in computing net income (loss) per share:
Basic	643,979	603,490
Diluted	691,853	603,490

PINTEREST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2021	2020
Operating activities
Net income (loss)	$141,739	$(336,164)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	20,299	29,174
Share-based compensation	275,982	234,801
Non-cash charitable contributions	20,490	2,748
Other	9,495	4,520
Changes in assets and liabilities:
Accounts receivable	61,033	(25,667)
Prepaid expenses and other assets	(21,141)	(6,184)
Operating lease right-of-use assets	32,014	31,835
Accounts payable	7,862	7,689
Accrued expenses and other liabilities	30,670	20,391
Operating lease liabilities	(37,308)	(35,013)
Net cash provided by (used in) operating activities	541,135	(71,870)
Investing activities
Purchases of property and equipment and intangible assets	(5,337)	(14,032)
Purchases of marketable securities	(878,465)	(808,180)
Sales of marketable securities	213,651	174,042
Maturities of marketable securities	673,952	699,133
Other investing activities	—	316
Net cash provided by investing activities	3,801	51,279
Financing activities
Proceeds from exercise of stock options, net	19,637	64,992
Shares repurchased for tax withholdings on release of restricted stock units	—	(56,894)
Other financing activities	(1,750)	(1,750)
Net cash provided by financing activities	17,887	6,348
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(693)	(86)
Net increase (decrease) in cash, cash equivalents and restricted cash	562,130	(14,329)
Cash, cash equivalents and restricted cash, beginning of period	678,911	677,743
Cash, cash equivalents and restricted cash, end of period	$1,241,041	$663,414
Supplemental cash flow information
Accrued property and equipment	$915	$3,952
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$81,869	$14,030

Reconciliation of cash, cash equivalents and restricted cash to condensed consolidated balance sheets
Cash and cash equivalents	$1,231,931	$652,723
Restricted cash included in prepaid expenses and other current assets	2,813	1,470
Restricted cash included in other assets	6,297	9,221
Total cash, cash equivalents and restricted cash	$1,241,041	$663,414

PINTEREST, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS
(in thousands)
(unaudited)

	Three Months Ended September 30,
	2021	2020
Share-based compensation by function:
Cost of revenue	$2,015	$2,298
Research and development	67,463	61,357
Sales and marketing	13,404	11,958
General and administrative	13,380	16,019
Total share-based compensation	$96,262	$91,632

Amortization of acquired intangible assets by function:
Cost of revenue	$94	$94
General and administrative	197	158
Total amortization of acquired intangible assets	$291	$252

Reconciliation of total costs and expenses to non-GAAP costs and expenses:
Total costs and expenses	$534,483	$539,649
Share-based compensation	(96,262)	(91,632)
Amortization of acquired intangible assets	(291)	(252)
Termination of future lease contract	—	(89,500)
Total Non-GAAP costs and expenses	$437,930	$358,265

Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$93,996	$(94,220)
Depreciation and amortization	6,762	8,943
Share-based compensation	96,262	91,632
Interest income	(765)	(2,896)
Interest expense and other (income) expense, net	4,765	51
Provision for income taxes	453	32
Termination of future lease contract	—	89,500
Adjusted EBITDA	$201,473	$93,042

PINTEREST, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,
	2021	2020
Reconciliation of net income (loss) to non-GAAP net income:
Net income (loss)	$93,996	$(94,220)
Share-based compensation	96,262	91,632
Amortization of acquired intangible assets	291	252
Termination of future lease contract	—	89,500
Non-GAAP net income	$190,549	$87,164

Basic weighted-average shares used in computing net income (loss) per share	643,979	603,491
Weighted-average dilutive securities (1)	47,874	72,803
Diluted weighted-average shares used in computing non-GAAP net income per share	691,853	676,294
Non-GAAP net income per share	$0.28	$0.13

(1)Gives effect to potential common stock instruments such as stock options, unvested restricted stock units and unvested restricted stock awards.